FOR IMMEDIATE RELEASE

          SPEAR & JACKSON REPORTS 3RD QUARTER EARNINGS INCREASE OF 272%

Boca Raton, Florida, August 6, 2003, Spear & Jackson (OTCBB:SJCK), announced today that 3rd quarter net income rose to $1,926 million (.16 cent per fully diluted share) vs 708 thousand for the 3rd quarter of 2002. For the first nine months, earnings rose to $4,581 million (.38 cent per fully diluted share) vs 800 thousand for the third quarter of 2002. This is a 572% increase over the first nine months of 2002.

Net sales increased 7.3% from $24,194 million to $25,956 million in the period ending June 30, 2003 compared to the period ending June 30, 2002.

Net sales for the first nine months increased 10.6% from $68,280 million to $75,507 million compared to the nine months ending June 30, 2002.

Cost of goods sold as a percentage of sales decreased to 65.4% during the first nine months of 2003 compared to 68.2% during the nine month period ending June 30, 2002

Cost of goods sold as a percentage of sales decreased to 65.1% during the three months ending June 30, 2003 compared to 67% for the three months ending June 30, 2002.

Our gross profit rose to $9,070 million from $7,983 in 2002 for the 3rd quarter ending June 30, 2003.

Our gross profit rose to $26,137 from $21,736 in 2002 for the first nine months ending June 30, 2003.

Our gross profit percentage grew from 33% in 2002 to 34.9% for the 3rd quarter ending June 30, 2003.

Our gross profit percentage grew from 31.8% in 2002 to 34.6% for the first nine moths ending June 30, 2003.

Our income before income taxes in the period ending June 30, 2003 amounted to $2,758 million vs $1,091 million for the period ending June 30, 2002.

Our income before income taxed in the first nine months ending June 30, 2003 amounted to $6,372 million vs $1,378 million for the period ending June 30, 2002.

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Income taxes were $832 thousand in the period ending June 30, 2003 compared to
$383 thousand ending June 30, 2002.

Income taxes were $1,791 million for the first nine months ending June 30, 2003 compared to $578 thousand ending June 30, 2002. It is anticipated that any of the first nine months tax charges will result in any payout of any income taxes because of the availability of tax net operating losses.

Our cash position was $8,307 million at June 30, 2003. Net cash generated was $5,626 million compared to an operating cash generation of $2,364 in the nine months ending June 30, 2002.

Our net worth ending June 30, 2003 was $63,114 million.

Spear & Jackson, based in Sheffield, England is one of the largest and oldest tool manufacturers in the UK. Spear & Jackson's roots go back to the 1740's as one of the premium tool manufacturers.

Spear & Jackson manufacturers and distributes tools, garden tools, metrology equipment, woodworking tools and magnetic equipment. They sell their products Under Spear & Jackson, Neill Tools, Bowers, Robert Sorby, Moore and Wright, Eclipse (Blades), WHS, Tyzack, and Eclipse Magnetics Brands. Spear & Jackson has divisions throughout England, France and Australia. Spear & Jackson distributes its products throughout the world.


Disclosure concerning Forward-Looking Statements:

Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the company, such as successful completion and consolidation of the acquisitions, such as consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, adverse weather, energy costs, freight costs, the level of residential and commercial constructions and the costs of raw materials, along with other specific factors with respect to the company's businesses set forth in the company's responses and other documents filed with the Securities and Exchange Commission. Interest parties should review the "forward-looking statement" sections in the Spear & Jackson reports file with Securities & Exchange Commission, including the annual report on form 10K for the fiscal year ended September 30, 2002.

Contact: Spear & Jackson, Boca Raton, Florida
                  Dennis Crowley,  (561) 999-9011